Exhibit 10.1

AUXILIUM PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This Board Compensation Program (the “Program”) sets forth the principal features of the compensation program approved by the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) effective as of July 1, 2009 for new and continuing non-employee members of the Board (each, a “Non-Employee Director”). This Program is governed by the provisions of Delaware law (without regard to conflicts of law principles), and the Board may amend or terminate this Program at any time. Shares of Company Stock and stock options granted pursuant to the terms of this program will be granted under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) and will be subject in all respects to the terms of the Plan and the respective award agreement. All capitalized terms not otherwise defined in this Program shall have the meaning ascribed in the Plan.

Initial and Annual Nonqualified Stock Option Grant. Upon appointment, election and reelection to the Board, each Non-Employee Director will be granted a nonqualified stock option to purchase 15,000 shares of Company Stock. The nonqualified stock option will be granted on the date of such appointment, election or reelection, have an exercise price equal to the closing price on the date of grant and fully vest and become exercisable one year from the date of grant. The Chairman of the Board receives an additional nonqualified stock option grant to purchase 10,000 shares of Company Stock for a total of 25,000.

Annual Retainer. Effective July 1, 2009, for each year of service as a Non-Employee Director each Non-Employee Director newly elected or appointed, or continuing in service as a Non-Employee Director, in either case, on or after July 1, 2009 will receive an annual retainer of $40,000 (the Chairman will receive an additional retainer in the amount of $35,000, for a total of $75,000) (the “Retainer Amount”), paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with September 30, 2009 so long as the Non-Employee Director is employed by, or providing service to, the Company as of the last day of the applicable calendar quarter. At the individual’s election, the Retainer Amount will be paid in cash or shares of Company Stock (the elections made in December 2008 will govern the form of payment of the Retainer Amount for the remainder of 2009). To the extent a Non-Employee Director elects to receive all or a portion of his Retainer Amount in the form of shares of Company Stock, the shares of Company Stock will be awarded under the Plan as of the last day of each calendar quarter beginning with September 30, 2009 so long as the Non-Employee Director is employed by, providing service to, the Company as of the last day of the applicable calendar quarter. The number of shares to be issued to a Non-Employee Director who has elected to receive a portion of his fees in shares of Company Stock is determined by calculating the total fees owed for a given calendar quarter and dividing that amount by the closing price of a share of Company Stock on the last trading day of the quarter in which the fees were earned. Each Non-Employee Director must irrevocably elect the form of his or her Retainer Amount on or before December 31 of the calendar year preceding the year in which the Retainer Amount is earned. The election may be made in 1% increments (ranging from 0% to 100%) and the increments may vary from year to year. If a Non-Employee Director fails to make an election, such Non-Employee Director’s Retainer Amount shall be paid in cash.

Committee Chairperson Retainer. Non-Employee Directors serving as chairpersons of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee after July 1, 2009 will receive additional annual cash compensation (the “Committee Chairperson Retainer”) as follows:

Audit and Compliance Committee Chair: $30,000

Compensation Committee Chair: $25,000

Nominating and Corporate Governance Committee Chair: $10,000

The Committee Chairperson Retainer shall be paid in the same manner as the Retainer Amount and each Non-Employee Director may irrevocably elect to receive his or her Committee Chairperson Retainer in the form of cash or shares of Company Stock, upon the same terms and subject to the same conditions as his or her election with respect to his or her Retainer Amount described above.

Committee Member Retainer. Non-Employee Directors serving as members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee after July 1, 2009 will receive additional annual cash compensation (the “Committee Member Retainer”) as follows:

Audit and Compliance Committee Member: $15,000

Compensation Committee Member: $10,000

Nominating and Corporate Governance Committee Member: $5,000

The Committee Member Retainer shall be paid in the same manner as the Retainer Amount and each Non-Employee Director may irrevocably elect to receive his or her Committee Member Retainer in the form of cash or shares of Company Stock, upon the same terms and subject to the same conditions as his or her election with respect to his or her Retainer Amount described above.

Stock Option Holding Requirement for Non-Employee Directors. Effective July 1, 2009, each Non-Employee Director will be required to hold 75% of all vested stock options granted to such Non-Employee Director in his or her capacity as a Non-Employee Director until he or she ceases to be a director. The Board may approve exceptions to this holding requirement in the event of financial hardship or other unique circumstances. Stock options transferred by such director in accordance with the applicable provisions of the Plan to members of his or her Immediate Family (as defined below), members of his or her personal household (other than a tenant or employee) or any other person or entity whose ownership of Company securities is attributable to such director under the “beneficial ownership” rules of the Securities and Exchange Commission shall be deemed to be held by the director for proposes of satisfying this holding requirement. As used in this herein, “Immediate Family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

Restriction on Sale of Company Stock by Non-Employee Directors. No sale of Company Stock shall be made by a Non-Employee Director or any member of his or her Immediate Family, any member of his or her personal household (other than a tenant or employee) or any other person or entity whose ownership of Company securities may be attributable to such director under the “beneficial ownership” rules of the Securities and Exchange Commission, except, in each case, sales made pursuant to the terms of a valid 10b5-1 plan approved by the Compensation Committee (not to be unreasonably withheld) or in connection with a broker assisted exercise of a stock option where shares of Company Stock are sold to satisfy payment of the exercise price. The foregoing sale restrictions shall not apply to sales of shares of Company Stock acquired in open market transactions or as payment of retainer amounts from the Company, although Non-Employee Directors must comply with all applicable Company policies and securities law rules and regulations with respect to any such dispositions. To the extent a Non-Employee Director is employed by a fund and such Non-Employee Director’s equity compensation from the Company is treated as the fund’s compensation (or otherwise as an economic right of the fund) pursuant to the terms of the arrangement in place between the Non-Employee Director and the fund, the foregoing restrictions shall apply. Equity awards issued under the Plan may be transferred in accordance with the applicable provisions of the Plan, subject to Board approval, if applicable. If shares or equity awards are transferred (subject to any required approval) for estate planning or gift purposes, such transfers will not be deemed to violate this requirement.